EXHIBIT 99.3

SERVICER COMPLIANCE STATEMENT

FIA Card Services, National Association

BA Master Credit Card Trust II

The undersigned, a duly authorized officer of FIA Card Services, National Association (the “Bank”), as Servicer pursuant to the Second Amended and Restated Pooling and Servicing Agreement dated as of October 20, 2006 (as amended, supplemented or otherwise modified from time to time, the “Pooling and Servicing Agreement”) by and between the Bank and The Bank of New York Mellon, as trustee (the “Trustee”), does hereby certify that:

1.	The Bank is Servicer under the Pooling and Servicing Agreement.

2.	The undersigned is duly authorized as required pursuant to the Pooling and Servicing Agreement to execute and deliver this Certificate to the Trustee.

3.	This Certificate is delivered pursuant to Section 3.05 of the Pooling and Servicing Agreement.

4.	A review of the Servicer’s activities during the twelve-month period ended June 30, 2011 and of its performance under the Pooling and Servicing Agreement has been made under my supervision.

5.
To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects throughout such twelve-month period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 28th day of September 2011.

By:	/s/ Michelle D. Dumont
Name: Michelle D. Dumont
Title: Senior Vice President